EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
GAIN Capital Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333‑208175) on Form S-3 and (No. 333-211097 and No. 333-211097) on Form S-8, respectively, of GAIN Capital Holdings, Inc. of our reports dated March 11, 2019, with respect to the consolidated balance sheets of GAIN Capital Holdings, Inc. as of December 31, 2018 and 2017, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedule I (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which report appears in the December 31, 2018 annual report on Form 10‑K of GAIN Capital Holdings, Inc.

/s/ KPMG LLP

New York, New York
March 11, 2019